SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                          Date of Report: July 7, 1999



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-19131




                 Delaware                          52-1555759
           (State of Incorporation)            (I.R.S. Employer
                                              Identification No.)



                35 West Watkins Mill Road, Gaithersburg, MD 20878
                (Address of principal executive office (Zip Code)


        Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report.


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


MEDIMMUNE, INC.
Current Report on Form 8-K

ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated July 6, 1999:

FOR IMMEDIATE RELEASE

Contacts:
William C. Roberts                      Len Lavenda
Investor and Media Relations            Pasteur Merieux Connaught USA
MedImmune, Inc.                         570-839-4446
301-417-0770 x358


http://www.medimmune.com
http://www.us.pmc-vacc.com


MEDIMMUNE AND PASTEUR MERIEUX CONNAUGHT REPORT PRESENTATION OF NEW DATA ON LYME DISEASE VACCINE CANDIDATE AT INTERNATIONAL LYME MEETING

- Synergy between Decorin Binding Protein A and Outer Surface Protein A Shown in Mouse Model -

Gaithersburg,  MD and Swiftwater,  PA, July 6, 1999 -- MedImmune,  Inc. (Nasdaq:
MEDI) and Pasteur Merieux Connaught, a wholly owned subsidiary of Rhone-Poulenc S.A. (NYSE: RP), today announced the presentation of data showing that a combination vaccine composed of decorin binding protein A (DbpA) and outer surface protein A (OspA) is more efficacious in preventing infection by Borrelia burgdorferi and related species in mice than vaccination with either immunogen alone. B.burgdorferi is a bacterium which causes Lyme disease. The presentation was given at the International Conference on Lyme Borreliosis and other Emerging Tick-Borne Diseases in Munich, Germany. In these experiments, the combination vaccine prevented infection in mice by genetically diverse strains of B.burgdorferi. These data suggest that the addition of DbpA to an OspA vaccine for Lyme disease might enhance the level of protection provided by vaccination with OspA alone against infection by the Lyme disease-causing bacterium.

"Decorin Binding Protein has always shown promise as a second generation Lyme disease vaccine candidate in that it actively targets the disease-causing bacterium, B.burgdorferi, during the early stage of infection following the bite of an infected tick," commented James Young, Ph.D., Executive Vice President of Research and Development at MedImmune. "This apparent synergy with OspA may allow use of a combination vaccine with a broader efficacy than a single antigen vaccine."

The study, authored by Mark Hanson, Ph.D. et al., entitled "Evidence for Vaccine Synergy Between Borrelia burgdorferi Decorin Binding Protein A (DbpA) and Outer Surface Protein A (OspA) in the Mouse Model of Lyme Borreliosis," showed that the mechanisms of immunoprophylaxis provided by DbpA and OspA may complement each other when compared to immunoprophylaxis with either antigen alone. The scientists compared the efficacy of the combination vaccine to the single antigen vaccines in preventing infection after escalating challenge doses of B.burgdorferi. The combination vaccine was shown to completely prevent infection at all challenge doses. Additionally, very low doses of the combination vaccine were more effective than higher doses of the single antigen vaccines. Finally, the combination vaccine was shown to be more effective in preventing infection after challenge with heterologous strains of B.burgdorferi, compared to either single antigen vaccine.

"These experimental data are particularly exciting as the combination vaccine demonstrates its ability to prevent infection with heterologous strains commonly found outside the U.S.," added Alf Lindberg, Senior Vice President of Research and Development at Pasteur Merieux Connaught. "This combination vaccine has the potential to provide protection against strains found throughout the world and may provide the basis for an improved and international Lyme vaccine."

DbpA was discovered by Magnus Hook, Ph.D. and Betty Guo at Texas A&M University's Institute of Biosciences and Technology in Houston, Texas and
exclusively licensed to MedImmune. These scientists found that a protein expressed by spirochetes which cause Lyme disease, including B.burgdorferi and related species, could bind to a protein called "decorin" commonly found in human skin and connective tissue. Hook and Guo determined the gene sequence encoding the protein in 1995. Both groups found that animals immunized with DbpA can be protected from challenge with the bacterium. These researchers have also shown the ability of antibodies directed against DbpA to inhibit growth of B.burgdorferi and related strains, including isolates not inhibited by antibodies directed against OspA.

Lyme disease is the most common arthropod-borne disease in the United States. Forty-eight states have reported cases of Lyme disease, with a reported annual incidence of approximately 16,000 new cases nationwide. Lyme disease is also reported in Europe, Japan, China and Russia. The disease is caused by a bacterium known as B. burgdorferi and related species, and is transferred through a tick, primarily Ixodes scapularis, most commonly found on the white-footed mouse or deer in the northeastern U.S. When the tick feeds on a human host, it can transmit bacteria to the host, thereby beginning a Lyme disease infection.

Following a tick bite, an infected person will often develop a circular rash with a bulls-eye pattern. Weeks to months later, this rash may be followed by neurological, cardiac and joint abnormalities, malaise and general flu-like symptoms. Early treatment with antibiotics is generally most effective; however, some infections, particularly if diagnosed late, have proven to be resistant to antibiotic therapy. Difficulties with early diagnosis as well as the occurrence of serious treatment-resistant infections emphasize the need for safe and effective vaccines against Lyme disease.

In December 1998, MedImmune and Pasteur Merieux Connaught entered into a license agreement to develop a second generation vaccine for the prevention of Lyme disease. The first generation vaccine candidate of Pasteur Merieux Connaught, based on outer surface protein A found on the organism which causes Lyme disease, has completed a Phase 3 clinical trial. Pursuant to its agreement with MedImmune, Pasteur Merieux Connaught gained exclusive worldwide rights to MedImmune's technology related to decorin binding protein, also found on the organism which causes Lyme disease. Pasteur Merieux Connaught intends to use DbpA for the development of European and possibly improved U.S., vaccines for the prevention of Lyme disease.

MedImmune, a biotechnology company located in Gaithersburg, Maryland, is focused on developing and marketing products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer. The Company currently markets Synagis (palivizumab), RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)), and CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) through its hospital-based sales force and has five new product candidates in clinical trials.

Pasteur Merieux Connaught (Rhone-Poulenc Group) is the world's largest vaccine company with the broadest range of products. The company produces more than one billion doses of vaccines every year to immunize 400 million people worldwide.

Rhone-Poulenc S.A., headquartered in Paris, France, is a leading life sciences company, growing through innovations in human, plant and animal health and through its specialty chemicals subsidiary, Rhodia. With sales in 1998 of $14.7 billion, the company employs 65,000 people in 160 countries worldwide.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in both companies' filings with the U.S. Securities and Exchange Commission.

                                      ####


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, Vice Chairman and Chief Financial Officer
(DATE)            July 6, 1999